Exhibit 5.1

July 14, 2009

Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attn: Thomas M. Walker

Re: Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) of Microvision, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of 10,095,299 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares are, or upon exercise of the securities exercisable for the Shares in accordance with their terms, will have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP